EXHIBIT 2.1
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                          AGREEMENT AND PLAN OF MERGER

            This AGREEMENT AND PLAN OF MERGER, dated as of November 24, 2004 (this "Agreement"), is among General Electric Company, a New York corporation ("Parent"), Triton Acquisition Corp., a Massachusetts corporation and an indirect wholly owned Subsidiary of Parent ("Merger Sub"), and Ionics, Incorporated, a Massachusetts corporation (the "Company"). Certain terms used in this Agreement are used as defined in Section 8.12.

            WHEREAS, the respective Boards of Directors of the Company and Merger Sub have adopted and approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), on the terms and subject to the conditions provided for in this Agreement;

            WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and certain stockholders of the Company are entering into a voting agreement (the "Voting Agreement"), pursuant to which, among other things, such stockholders have agreed to vote to adopt this Agreement and to take certain other actions in furtherance of the Merger, in each case upon the terms and subject to the conditions set forth therein; and

            WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   The Merger
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            Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Massachusetts Business Corporation Act (the "MBCA"), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

            Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties
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hereto. The date on which the Closing is held is herein referred to as the
"Closing Date". The Closing will be held at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts, 02110, unless another place is agreed to in writing by the parties hereto.

            Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the Commonwealth of Massachusetts articles of merger, executed in accordance with the relevant provisions of the MBCA (the "Articles of Merger"). The Merger shall become effective upon the filing of the Articles of Merger or at such later time as is agreed to by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the "Effective Time").

            Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            Section 1.5 Articles of Organization and By-laws of the Surviving Corporation.

            (a) The articles of organization of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit A hereto and, as so amended, such articles of organization shall be the articles of organization of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

            (b) At or prior to the Effective Time, the Company shall cause its by-laws to be amended, as of the Effective Time, to read in their entirety as set forth in Exhibit B, and, as so amended, such by-laws shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

            Section 1.6 Directors of the Surviving Corporation. Parent and the Company shall take all necessary actions to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

            Section 1.7 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of organization and by-laws of the Surviving Corporation.

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                                   ARTICLE II

                Effect of the Merger on the Capital Stock of the
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    Constituent Corporations; Exchange of Certificates; Company Stock Options
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            Section 2.1 Effect on Capital Stock. At the Effective Time, by
virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $1.00 per share, of the Company ("Company Common Stock") or any shares of capital stock of Merger Sub:

            (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

            (b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

            (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive $44.00 in cash, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

            Section 2.2 Surrender of Certificates.

            (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for payment of the Merger Consideration upon surrender of the Certificates (the "Paying Agent"). Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(c) upon surrender of outstanding shares of Company Common Stock. Such funds provided to the Paying Agent are referred to herein as the "Payment Fund".

            (b) Payment Procedures. Promptly (but in any event within five (5) Business Days) after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such

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other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock formerly represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.

            (c) Transfer Books; No Further Ownership Rights in Company Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

            (d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

            (e) Termination of Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of the Certificates for 180 days after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand. Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

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            (f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            (g) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, Parent.

            Section 2.3 Company Stock Options.

            (a) To the extent not inconsistent with contractual rights, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Option, each Option outstanding immediately prior to the Effective Time shall be cancelled and terminated or converted into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. Prior to the Effective Time, the Company shall take all actions necessary to provide that each Option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. Except as otherwise provided below, the Option Consideration shall be paid as soon (but in any event within five (5) business days) after the Closing Date as shall be practicable. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans, and to the terms of any agreement or instrument evidencing the grant of any Options issued other than pursuant to the Company Stock Plans, and use its best efforts to obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, SARs, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof (other than pursuant to this Section 2.3). Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time. For purposes of this Agreement, "Option Consideration" means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

            (b) The Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action

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Letter dated January 12, 1999 issued by the Securities and Exchange Commission
(the "SEC") regarding such matters.

            Section 2.4 Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

            Section 2.5 Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to reflect such change.

                                  ARTICLE III

                  Representations and Warranties of the Company
                  ---------------------------------------------

            Except as set forth in the letter (each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein and such other representations and warranties to the extent a matter in such section of the disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent) dated as of the date hereof and addressed to Parent from the Company and delivered to Parent simultaneously with the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub that:

            Section 3.1 Organization, Standing and Corporate Power.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Subsidiaries is duly organized, validly existing and, to the extent applicable in such jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated or otherwise organized and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted, except where the failure of any such Subsidiary to be duly organized, validly existing or in good standing, individually or in the aggregate, has

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not had and would not reasonably be expected to have a Company Material Adverse
Effect. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and, to the extent applicable in such jurisdiction, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" shall mean any change, event, occurrence or state of facts which has had or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (1) any change, event, occurrence or state of facts relating to the U.S. or global economy, financial markets or political conditions in general or any of the industries in which the Company operates in general, including such changes thereto as are caused by terrorist activities, entry into or material worsening of war or armed hostilities, or other national or international calamity (in each case under this clause (1) to the extent not disproportionately affecting the Company and its Subsidiaries taken as a whole); (2) any change, event, occurrence or state of facts that directly arises out of or results from the announcement or pendency of this Agreement or any of the Transactions; (3) any change, event, occurrence or state of facts directly arising out of or resulting from any action taken, or failure to take an action, by the Company or its Subsidiaries with Parent's express written consent or in accordance with the express written instructions of Parent or as otherwise expressly required or specifically permitted to be taken by the Company or its Subsidiaries pursuant to the terms of this Agreement; (4) any change in the Company's stock price or trading volume or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts (provided that this clause (4) shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such change or failure does not constitute or contribute to a Company Material Adverse Effect); and (5) any change, event, occurrence or state of facts arising out of any change in GAAP or applicable accounting requirements or principles which occur or become effective after the date of this Agreement. A "Company Material Adverse Effect" shall be deemed to have occurred if, and only if, the applicable change, event, occurrence or state of facts (or aggregation of changes, events, occurrences or state of facts) has resulted in or would reasonably be expected to result in liability to Parent or its Subsidiaries (including for the purposes hereof, the Company or its Subsidiaries) or diminution in the value of the Company (including its Subsidiaries), however arising, of $110,000,000 or more in the aggregate.

            (b) Exhibit 21.0 of the Company's Annual Report on Form 10-K for the year ended December 31, 2003 lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company and, to the

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Knowledge of the Company, all the outstanding shares of capital stock, or other equity interests, owned by the Company in each Joint Venture have been duly authorized and validly issued and are fully paid and nonassessable. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company and all the outstanding shares of capital stock, or other equity interests, owned by the Company in each Joint Venture, are owned directly or indirectly by the Company, with the exception of liens granted in favor of UBS AG, Stamford Branch, as the Administrative Agent and Collateral Agent, pursuant to the Credit Agreement dated February 13, 2004 by and among the Company and the other parties thereto (as in effect on the date hereof and as amended with Parent's consent in accordance with this Agreement, the "Credit Agreement"), free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" laws of the various States of the United States or any foreign equivalent of any thereof) (collectively, "Liens"). Except as set forth in Exhibit 21.0 of the Company's Annual Report on Form 10-K for the year ended December 31, 2003, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

            (c) The Company has made available to Parent complete and correct copies of its articles of organization and by-laws (the "Company Charter Documents"), in each case as amended to the date of this Agreement. All such Company Charter Documents and the certificates of incorporation and by-laws (or comparable organizational documents) of each of the Company's Subsidiaries (the "Subsidiary Documents"), are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company held since January 1, 2002.

            Section 3.2 Capitalization.

            (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. At the close of business on November 22, 2004, (i) 22,787,807 shares of Company Common Stock were issued and outstanding (no shares of Company Common Stock were held by the Company in its treasury), (ii) 4,916,840 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 3,492,117 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans) and (iii) 880,000 shares of Company Common Stock were reserved for issuance under outstanding Options granted other than pursuant to the Company Stock Plans. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of

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November 23, 2004, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, (1) the number of shares of Company Common Stock subject thereto and (2) the exercise price thereof. Since November 22, 2004, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the exercise of outstanding Options referred to above in this Section 3.2(a). Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by
Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

            (b) None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

            Section 3.3 Authority; Noncontravention; Voting Requirements.

            (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the "Bankruptcy and Equity Exception").

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            (b) The Company's Board of Directors, at a meeting duly called and held, has unanimously (i) adopted and approved this Agreement and approved the Transactions, including the Merger, and (ii) resolved to recommend that stockholders of the Company adopt and approve this Agreement (the "Company Board Recommendation").

            (c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) materially violate or conflict with, result in the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination or revocation of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a "Contract") to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected that is a Material Contract or a Designated BOO/MSA, or any Permit (other than Environmental Permits).

            (d) The affirmative vote (in person or by proxy) of the holders of two-thirds of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the "Company Stockholder Approval") is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

            Section 3.4 Governmental Approvals. Except for (i) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the "Proxy Statement"), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the rules of The New York Stock Exchange, (ii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCA, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and (iv) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, "Foreign Antitrust Laws"), no consents or

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approvals of, or filings, declarations or registrations with, any Governmental
Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company's ability to perform its obligations under this Agreement or consummate the Transactions.

            Section 3.5 Company SEC Documents; Undisclosed Liabilities.

            (a) The Company has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2003 (collectively, and in each case including all exhibits, schedules and amendments thereto and documents incorporated by reference therein, the "Company SEC Documents"). None of the Company's Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

            (b) At the time they were filed with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as then in effect, had been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (including within the meaning of the Sarbanes-Oxley Act of 2002) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). At the time they are filed with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents to be filed after the date hereof will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as then in effect, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and will fairly present (including within the meaning of the

Sarbanes-Oxley Act of 2002) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

            (c) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act) and internal control over financial reporting (as such term is defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act). The principal executive officer and the principal financial officer of the Company have timely made all certifications required by the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated by the SEC thereunder (the "SOxA"). All of the statements contained in such certifications are complete and correct as of the dates thereof. As of the date of the Company's most recent Quarterly Report on Form 10-Q, the Company's principal executive officer and its principal financial officer disclosed, based on their evaluation at that time of internal control over financial reporting, to the Company's auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses (as such terms are defined in PCAOB Auditing Standard No. 2) in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data (each a "Financial Control Weakness") and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

            (d) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or for events (or series of related matters) as to which the amounts involved do not exceed $60,000, since the Company's proxy statement dated April 1, 2004, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

            (e) Between January 1, 2003 and the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, nor to the Company's Knowledge any of their employees, auditors or accountants has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Between January 1, 2003 and the date hereof, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

            (f) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent set forth on the unaudited balance sheet of the Company and its Subsidiaries as of September 30, 2004 (the "Balance Sheet Date") included in the Company's Quarterly Report on Form 10-Q for the quarter ended as of such date (including the notes thereto) or as otherwise set forth in the consolidated financial statements of the Company included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) that are not material to the Company and its Subsidiaries taken as a whole, (iv) arising in the ordinary course of business pursuant to Contracts disclosed on the Company Disclosure Schedule or that are not required to be disclosed on the Company Disclosure Schedule pursuant to the terms of this Agreement or (v) incurred after the date hereof in accordance with Section 5.2.

            Section 3.6 Absence of Certain Changes or Events. Between the Balance Sheet Date and the date hereof, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, between the Balance Sheet Date and the date hereof (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section
5.2 hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

            Section 3.7 Legal Proceedings. Except as disclosed in the Filed Company SEC Documents, there is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, Governmental Investigation, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority, including, in each case, in connection with an alleged violation of (i) applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the US Department of Commerce and the US Department of State ("Export Control Requirements"), or (ii) the U.S. Foreign Corrupt Practices Act (the "FCPA") or any other applicable Law regarding illegal payments and gratuities (collectively with the FCPA, "Improper Payment Laws").

            Section 3.8 Compliance With Laws; Permits.

            (a) The Company and its Subsidiaries and, to the Knowledge of the Company, the Joint Ventures, are (and since January 1, 2002 have been) in compliance in all material respects with all laws (including common law), statutes, rules, codes, executive orders, ordinances, regulations, requirements, administrative rulings or judgments of any Governmental Authority or any order, writ, injunction or decree, whether preliminary or final, entered by any court, arbitrator or other Governmental Authority (collectively, "Laws") applicable to the Company or any of its Subsidiaries or any of the Joint Ventures, or any of their properties or other assets or any of their businesses or operations (including those Laws related to Export Control Requirements and the prohibition of improper payments). Since January 1, 2002, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Joint Ventures, has made or has been ordered to make any payment in respect of any Governmental Damages. Since January 1, 2002, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Joint Ventures, has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any Law applicable to the Company or any of its Subsidiaries or any of the Joint Ventures, any of their material properties or other assets or any of their businesses or operations (including those Laws related to Export Control Requirements and Improper Payment Laws). None of the Company, its Subsidiaries or any of their respective Affiliates nor, to the Knowledge of the Company, any of the Joint Ventures (i) is conducting as of the date hereof any internal investigation with respect to any alleged act or omission, or (ii) has made between January 1, 2002 and the date hereof or is planning to make a voluntary disclosure to any Governmental Authority with respect thereto.

            (b) The Company and each of its Subsidiaries and, to the Knowledge of the Company, each of the Joint Ventures, hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the conduct of their respective businesses, including the manufacture and sale of their respective products (collectively, "Permits"). The Company and its Subsidiaries and, to the Knowledge of the Company, the Joint Ventures, are (and since January 1, 2004 have been) in compliance in all material respects with the terms of all Permits. Since January 1, 2004, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Joint Ventures, has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit. To the Knowledge of the Company, the consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Permit that is material to any of the Joint Ventures.

            Section 3.9 Information in Proxy Statement. The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (or any amendment thereof or supplement thereto), at the date first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time filed with the SEC, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; PROVIDED, HOWEVER, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion in such documents. The Proxy Statement and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act.

            Section 3.10 Tax Matters.

            (a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account an extension of time within which to file), all income and franchise Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid. For purposes of this Section 3.10(a), "other material Tax Returns" means any and all Tax Returns (other than income and franchise Tax Returns) for which Taxes that are due and payable (whether or not shown due) exceed $25,000.

            (b) The Company has made a valid election under Section 338(h)(10) of the Code (including filing all forms, elections, selling shareholder consents and other filings required to be filed as of the date hereof and as of the Closing Date to effect a valid election under Section 338(h)(10) of the Code) to treat the Company's acquisition of Ecolochem, Inc., a Virginia corporation, as a taxable acquisition of assets for federal income tax purposes.

            (c) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries.

            (d) The Federal income Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through 1996. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

            (e) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

            (f) No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

            (g) The Company has made, or will make within 30 days of the date hereof, available to Parent complete and correct copies of (i) all income and franchise Tax Returns and all other material Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise and any other material Taxes of the Company or any of its Subsidiaries.

            (h) The Company is not a "United States real property holding corporation" within the meaning of Section 897 of the Code during the 5-year period ending on the Closing Date.

            (i) For purposes of this Agreement: (i) "Taxes" shall mean (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clauses (a) or (b), and (c) any amounts in respect of any items described in clauses (a) and/or (b) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) "Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement, tax election or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            Section 3.11 Employee Benefits and Labor Matters.

            (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and correct list, separately with respect to each country in which the Company or any of its Subsidiaries has employees, of: (i) all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and without regard to whether ERISA applies thereto), and (ii) all other employee benefit plans, agreements, policies or arrangements, including employment, consulting or other compensation agreements, collective bargaining agreements and all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation, retirement, deferred compensation, change in control rights or benefits, termination or severance benefits, stock purchase, sick leave, vacation pay, salary continuation, hospitalization, medical insurance, life insurance, fringe benefits or other compensation, or educational assistance, in each case to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) thereunder for current or former directors or employees of the Company or any of its Subsidiaries (the "Employees") (collectively, the "Company Plans"). Section 3.11(a) of the Company Disclosure Schedule separately sets forth each Company Plan which is a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), or is or has been subject to Sections 4063 or 4064 of ERISA.

            (b) True, current and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions; and (v) written descriptions of all non-written material agreements relating to the Company Plans.

            (c) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any "party in interest" or "disqualified person" with respect to the Company Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA or in a violation of any other applicable Laws comparable to such provisions of the Code or ERISA. No fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan; provided that this sentence is subject to the Knowledge of the Company to the extent that any Company Plan refers to a Plan fiduciary other than (i) the Company, (ii) any Subsidiary, or (iii) or any of their respective officers, employees and directors.

            (d) Each Company Plan that is intended to meet the requirements for country specific tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code or other applicable Laws meets such requirements, including (i) any Company Plans intended to qualify under Section 401 of the Code are so qualified and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such tax favored treatment, qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA, the Code or other applicable Law.

            (e) Neither the Company, any of its Subsidiaries or any other Persons who are treated as a single employer together with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) (o) of ERISA ("ERISA Affiliates") has any unsatisfied liability with respect to any complete or partial withdrawal from any Multiemployer Plan, or the termination or reorganization of any Multiemployer Plan. Parent will not have by reason of the consummation of the Transactions any additional material obligation or liability (contingent or otherwise) (i) with respect to any Multiemployer Plan, or (ii) any collective bargaining agreement (or any memorandum of understanding or other modification of any collective bargaining agreement).

            (f) With respect to each Company Plan that is not intended to qualify under Section 401 of the Code providing for post-employment benefits (unless all liabilities under such plan are fully provided for or otherwise fully satisfied by one or more fully paid up insurance policies or annuity contracts with a person unaffiliated with the Company or any of its Subsidiaries), the Company has made available to Parent separately as to each such plan as of December 31, 2003: (i) a statement of the liabilities under such plan (as determined using actuarial assumptions consistent with U.S. GAAP (regardless of whether U.S. GAAP applies), (ii) a list of all assets of such plan, (iii) the amount of any book reserves or other amounts set aside for payment of liabilities arising under such plan, and (iv) the amount or a description of any undisclosed liabilities arising under such plan.

            Except as disclosed in Section 3.11(f) of the Company Disclosure Schedule, each Company Plan primarily covering current or former employees of the Company or any of its Subsidiaries is funded through assets held in a trust or similar funding vehicle, insurance, annuity contracts or similar agreements, or amounts reserved on the financial statements of the Company or any of its Subsidiaries such that the liabilities arising under such plan (as calculated using actuarial assumptions and methods consistent with U.S. GAAP regardless of whether U.S. GAAP applies) are fully satisfied or provided for. Each Company Plan complies in all material respects with all applicable Laws and to the extent such plan is intended or required to register with any Governmental Authority such plan is and has been properly registered.

            (g) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension). As of the date of the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents for the period ending as of the Closing Date and for the three preceding years, all contributions that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on such balance sheets. No accumulated funding deficiencies exist in any of the Company Plans or Title IV Plans subject to Section 412 of the Code.

            (h) There is no "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA in any of the Company Plans subject to Title IV of ERISA, as determined in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation ("PBGC") to determine the level of funding required in the event of the termination of such Company Plan.

            (i) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has terminated any Title IV Plan in a distress termination, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to the Title IV Plans have been timely paid.

            (j) No liability under any Company Plan is funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor's Corporation or the equivalent by a nationally recognized rating agency.

            (k) Neither the Company nor any of its Subsidiaries or ERISA Affiliates, or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA as to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

            (l) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such claim or lawsuit.

            (m) All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

            (n) None of the Company Plans provide for post-employment life or health insurance, or other welfare benefits coverage for any participant or any beneficiary of a participant, except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or other similar law, (ii) deferred compensation benefits accrued as Liabilities on the Company Financial Statements, and (iii) at the expense of the participant or the participant's beneficiary. Each of the Company and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA.

            (o) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) except as set forth in Sections 2.1 and 2.3, result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or (iii) except as set forth on Section 3.11 of the Company Disclosure Schedule, result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

            (p) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan.

            (q) No stock or other security issued by the Company or any of its Subsidiaries forms or has formed a material part of the assets of any Company Plan.

            (r) Any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes is not an employee for such purposes.

            (s) None of the Employees is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization or works council or similar representative. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. There is no union organization activity involving any of the Employees, pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the Employees. There is no picketing, pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Employees pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There has been no "mass layoff" or "plant closing" (as defined by WARN) with respect to the Company or any of its Subsidiaries since September 1, 2003.

            Section 3.12 Environmental Matters.

            (a) Except for those matters that (together with the matters referred to in Section 3.12(e)) have not resulted and would not reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Liabilities individually in excess of $2,000,000 or in the aggregate in excess of $6,000,000, (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (B) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company, its Subsidiaries or any of their respective predecessors; (C) neither the Company, its Subsidiaries or any of their respective predecessors has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; (D) no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company, any of its Subsidiaries or any of their respective predecessors or any property to or at which the Company, any of its Subsidiaries or any of their respective predecessors transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities; (E) neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under any Environmental Permit; and (F) there have been no Releases of Hazardous Materials on properties currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company, its Subsidiaries, or any of their respective predecessors. The matters set forth in Section 3.12(a) of the Company Disclosure Schedule, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

            (b) The Company has made available complete copies of all environmentally related audits, studies, reports, analyses and results of investigations in the possession of the Company or any of its Subsidiaries or any of their respective representatives that have been performed by third parties since March 1, 2003 with respect to currently or previously owned, leased or operated properties of the Company, any of its Subsidiaries or their respective predecessors.

            (c) (i) The Company has obtained and currently maintains all Permits necessary under Environmental Laws for their operations ("Environmental Permits"), (ii) there is no investigation known to the Company, nor any action pending or, to the knowledge of the Company, threatened against or affecting the Company or any real property owned, operated or leased by the Company to revoke such Environmental Permits, and (iii) the Company has not received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company.

            (d) The Transactions do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company or any of its Subsidiaries on environmental matters.

            (e) Except as set forth in the environmental reports listed on
Schedule 3.12(e), and for those matters that (together with the matters referred to in Section 3.12(a)) have not resulted and would not reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities, individually in excess of $2,000,000 or in the aggregate in excess of $6,000,000, there is not now, nor has there been in the past, on, in or under any real property owned, leased or operated by the Company, its Subsidiaries or any of their respective predecessors, (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments, (ii) any asbestos-containing materials, (iii) any polychlorinated biphenyls or (iv) any radioactive substances.

            (f) Neither the Company, its Subsidiaries, nor any of their respective predecessors has (i) manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, or (ii) ever acquired any company or business that manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, any asbestos or asbestos-containing materials.

            (g) For purposes of this Agreement:

                  (i) "Environmental Laws" means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. ss. 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. ss. 300f et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss. 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. ss. 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

                  (ii) "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

                  (iii) "Hazardous Materials" means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous", "toxic", a "pollutant", a "contaminant", "radioactive" or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

                  (iv) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment.

            Section 3.13 Contracts.

            (a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof and which has not previously been filed as an exhibit to the Filed Company SEC Documents. Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of each of the following to which the Company or any of its Subsidiaries is a party which has not previously been filed as an exhibit to the Filed Company SEC Documents:
(A) Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons with whom it and existing or future Subsidiaries or Affiliates can compete or to whom it or its existing or future Subsidiaries or Affiliates can sell products or deliver services, (B) [Intentionally omitted], (C) Contract with any director, officer or other Affiliate of the Company (except for Contracts described in the Company's Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2004 or included as exhibits in the Filed Company SEC Documents), (D) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries (other than letters of credit issued under the Credit Agreement),
(E) financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, (F) voting agreement, (G) mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (H) Contract (other than customer, client or supply Contracts or

Joint Ventures or BOO/MSAs) that involve consideration (whether or not measured in cash) of greater than $5,000,000, (I) "standstill" or similar agreement in effect as of the date hereof, or (J) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with the Contracts listed on Schedule 3.13(a) under the heading "Joint Venture Agreements" (the "Joint Venture Agreements") any and all other Contracts of such type entered into in accordance with Section 5.2 and the Contracts filed as exhibits to the Filed Company SEC Documents or referred to in the parenthetical included in clause (C) above, each a "Material Contract"). The Company has heretofore made available to Parent complete and correct copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material "side letters" and similar documentation relating thereto.

            (b) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Joint Ventures, has any bid outstanding as of the date of this Agreement that, if accepted or awarded, would result in a Loss Contract. For purposes of this Agreement, "Loss Contract" means any Contract with a value in excess of $10,000,000 in which, at the time of its execution, billings to the customer over the course of the Contract's stated term are, to the Knowledge of the Company, expected to be less than the costs of the Company to perform such Contract.

            (c) Each of the Material Contracts and each of the Designated BOO/MSAs is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Except as disclosed in the Filed Company SEC Documents, neither the Company nor any of its Subsidiaries is in default under any Material Contract or any Designated BOO/MSA, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company or its Subsidiaries party thereto. Except as disclosed in the Filed Company SEC Documents, to the Knowledge of the Company, no other party to any Material Contract or any Designated BOO/MSA is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract or any Designated BOO/MSA, received any notice of breach or default under any Material Contract or any Designated BOO/MSA which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract or any Designated BOO/MSA.

            (d) To the Knowledge of the Company, each of the Joint Ventures' material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Joint Venture party thereto, subject to the Bankruptcy and Equity Exception. To the Knowledge of the Company, none of the Joint Ventures is in material default under any of its material Contracts, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by a Joint Venture party thereto. To the Knowledge of the Company, no other party to any of the Joint Ventures' material Contracts is in material default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material default by any such other party thereunder. To the Knowledge of the Company, none of the Joint Ventures has received any notice of termination or cancellation under any of its material Contracts, received any notice of material breach or material default under any of its material Contracts which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a material breach of any of its material Contracts.

            Section 3.14 Government Contracts. In connection with the business of the Company and its Subsidiaries and the Joint Ventures, since January 1, 2000, (a) none of the Company or its Subsidiaries or, to the Knowledge of the Company, any of the Joint Ventures, has been debarred or suspended from participation in the award of Contracts with any Governmental Authority; and (b) to the Knowledge of the Company, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company, its Subsidiaries or the Joint Ventures.

            Section 3.15 Title to Properties. The Company and its Subsidiaries
(i) have good and valid title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company's business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company's management to be conducted, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Company's business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents).

            Section 3.16 Intellectual Property.

            (a) The Company and its Subsidiaries are the sole and exclusive owner of, or have a valid and continuing right to use, sell and license, as the case may be, all Intellectual Property and Technology ("Intellectual Property Rights") used, sold or licensed by the Company and its Subsidiaries, as applicable, in the business of the Company and its Subsidiaries as presently conducted.

            (b) To the Knowledge of the Company, the products and operation of the business of the Company and its Subsidiaries and the use of the Intellectual Property Rights owned by the Company and its Subsidiaries in connection therewith, do not infringe, constitute an unauthorized use of, or violate any Intellectual Property of any third party. The Intellectual Property owned by or licensed to the Company and its Subsidiaries includes all of the Intellectual Property necessary to enable the Company and its Subsidiaries to conduct their business in the manner in which such businesses have been since January 1, 2003, and are currently being, conducted.

            (c) Except with respect to licenses of commercial off-the-shelf Software, neither the Company nor any of its Subsidiaries is obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property, with respect to the use thereof or in connection with the conduct of its business.

            (d) Section 3.16(d) of the Company Disclosure Schedule sets forth a complete and correct list of all Patents, registered Marks, pending applications for registration of any Marks, unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights owned by the Company or any of its Subsidiaries, including the jurisdictions in which such Patents, Marks and Copyrights have been issued or registered or in which such applications have been filed.

            (e) Neither the Company nor any of its Subsidiaries has licensed any of its Intellectual Property to any Person on an exclusive basis.

            (f) To the Knowledge of the Company, no non-public, proprietary Intellectual Property Rights have actually been disclosed by the Company or any of its Subsidiaries to any third party other than pursuant to a non-disclosure agreement that protects the proprietary interests of the Company and its Subsidiaries in and to such Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality of confidential Intellectual Property Rights.

            (g) The Company and its Subsidiaries are not the subject of any pending or, to the Knowledge of the Company, threatened legal, administrative, arbitral or other proceeding, claim, suit or action which involve a claim or notice of infringement of, unauthorized use of, or violation of any Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any Intellectual Property Rights, and have not received written notice of any such threatened claim. To the Knowledge of the Company, there are no facts or circumstances which management reasonably believes are likely to form the basis for any claim of infringement of, unauthorized use of, or violation of any Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any material Intellectual Property Rights.

            (h) To the Knowledge of the Company, no third party is infringing, violating, misusing or misappropriating any Intellectual Property Rights of the Company or any of its Subsidiaries, and no such claims have been made against a third party by the Company or any of its Subsidiaries.

            Section 3.17 Insurance. All material insurance policies of the Company and its Subsidiaries (the "Policies") are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any such Policy. With respect to each of the legal proceedings set forth in the Company SEC Documents, no carrier of any Policy has asserted any denial of coverage other than the issuance of customary reservation of rights letters issued by such carriers in connection with the filing of any claims.

            Section 3.18 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinions of Goldman, Sachs & Co. ("Goldman Sachs") and UBS Securities LLC ("UBS"), each dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by the stockholders of the Company is fair from a financial point of view to such stockholders (the "Fairness Opinions").

            Section 3.19 Brokers and Other Advisors. Except for Goldman Sachs and UBS, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent correct and complete copies of the Company's engagement letter with each of Goldman Sachs and UBS, which letters describe all fees payable to Goldman Sachs and UBS, as the case may be, in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Goldman Sachs and UBS (the "Engagement Letters").

            Section 3.20 State Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 110C, 110D and 110F of the Massachusetts Corporation-Related Laws) applicable to the Company is applicable to the Merger, the Voting Agreement or the other Transactions. The action of the Company's Board of Directors in adopting and approving this Agreement, the Merger and the other Transactions has rendered Sections 110C, 110D and 110F of the Massachusetts Corporation-Related Laws inapplicable to this Agreement, the Voting Agreement and the Transactions.

            Section 3.21 Company Rights Plan. The Company has taken all actions necessary to (a) render the Renewed Rights Agreement, dated as of August 19,

1997, between the Company and Equiserve Trust Company, as rights agent (as amended, the "Company Rights Agreement"), inapplicable to this Agreement, the Voting Agreement and the Transactions, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement as a result of this Agreement, the Voting Agreement or the Transactions contemplated hereby and (ii) a Distribution Date, a Triggering Event or a Stock Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur, in the case of clauses (i) and (ii), solely by reason of the execution of this Agreement or the Voting Agreement or the consummation of the Transactions, and
(c) provide that the Final Expiration Date (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time.

                                   ARTICLE IV

             Representations and Warranties of Parent and Merger Sub
             -------------------------------------------------------

            Parent and Merger Sub jointly and severally represent and warrant to the Company:

            Section 4.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

            Section 4.2 Authority; Noncontravention.

            (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

            (b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the articles of organization or bylaws of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in
Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause
(ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a "Parent Material Adverse Effect").

            Section 4.3 Governmental Approvals. Except for (i) filings required under, and compliance with applicable requirements of, the Securities Act, the Exchange Act and the rules of The New York Stock Exchange, (ii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCA and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

            Section 4.4 Information Supplied. The information furnished in writing to the Company by Parent and Merger Sub specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company, at the time of such Company Stockholders Meeting and at the time filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            Section 4.5 Ownership and Operations of Merger Sub. Parent owns beneficially and indirectly of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

            Section 4.6 Financing. Parent has, and will have at the Effective Time, sufficient cash resources available to pay the aggregate Merger Consideration pursuant to the Merger.

            Section 4.7 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

                                   ARTICLE V

                            Covenants and Agreements
                            ------------------------

            Section 5.1 Preparation of the Proxy Statement; Stockholder Meeting.

            (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC with respect to the Proxy Statement as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, (x) the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) the Company shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent and (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. Subject to Section 5.3(c), the Proxy Statement shall include the Company Board Recommendation and, if required, a copy of the written opinions of Goldman Sachs and UBS referred to in Section 3.18. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.

            (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholders Meeting") solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(c), the Company shall, through its Board of Directors, make the Company Board Recommendation. Without limiting the generality of the foregoing (but subject to Section 7.1(d)(ii)), the Company's obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by
(i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) except as required by Massachusetts law, the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or such Board of Directors' or such committee's approval of this Agreement or the Merger unless otherwise required by Law.

            Section 5.2 Conduct of Business of the Company. Except as expressly permitted by this Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise agrees in writing (which agreement will not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice, (y) comply in all material respects with all applicable Laws and the requirements of all Material Contracts and Permits and make all voluntary disclosures deemed appropriate to Governmental Authorities and (z) use commercially reasonable efforts to (i) maintain and preserve intact its business organization and the goodwill of those having significant business relationships with it, (ii) retain the services of its present officers and key employees, and (iii) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed):

            (a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, PROVIDED that the Company may issue shares of Company Common Stock upon the exercise of options that are outstanding on the date of this Agreement and in accordance with the terms thereof; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iv) split, combine, subdivide or reclassify any shares of its capital stock; or (v) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, except such vesting as required pursuant to employment agreements in effect on the date of this Agreement and except that the Company shall amend the Company's Amended and Restated 1997 Stock Incentive Plan or any agreements evidencing the grant of Awards (as such term is defined therein) thereunder in order to provide that any outstanding Awards shall be exchanged for cash upon consummation of the Merger as contemplated by Section
2.3 hereof;

            (b) incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money (or enter into a "keep well" or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (A) borrowings by the Company or its Subsidiaries in the ordinary course of business under the Company's or any of its Subsidiaries' existing credit agreements listed on Section 3.13(a) of the Company Disclosure Schedule or filed as an exhibit to the Filed Company SEC Documents and guarantees of such borrowings issued by the Company's Subsidiaries to the extent required under the terms of such credit facility, (B) the issuance of letters of credit as contemplated by the Credit Agreement in the ordinary course of business and (C), borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company or borrowings by the Company or a direct or indirect wholly owned Subsidiary of the Company from a direct or indirect wholly owned Subsidiary of the Company;

            (c) sell, transfer, lease, license, mortgage, encumber or otherwise dispose of or voluntarily permit to become subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its material properties or assets (including securities of Subsidiaries) to any Person, except (A) sales of products in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(c) of the Company Disclosure Schedule, complete and correct copies of which have been made available to Parent, (C) dispositions of excess equipment or obsolete or worthless assets or (D) sales of properties or assets (excluding securities of Subsidiaries) in an amount not in excess of $500,000 in the aggregate;

            (d) make any capital expenditures, except in the ordinary course of business consistent with past practice and in compliance with the Credit Agreement;

            (e) make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person, business or division;

            (f) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company and other than (i) such investments, loans or advances required by Contracts existing on the date of this Agreement set forth on Section 5.2(f) of the Company Disclosure Schedule and (ii) consumer finance related loans for the purchase of home water treatment equipment and other related equipment that do not exceed $40 million in the aggregate outstanding at any one time (including any such loans outstanding on the date hereof);

            (g) (i) enter into, terminate or amend (other than immaterial amendments) any (1) Designated BOO/MSA (other than in the ordinary course of business consistent with past practice), (2) any Joint Venture Agreement, or (3) any Material Contract of the type described in clause (A) or (D) of Section 3.13(a) or any partnership or joint venture agreement; (ii) enter into any other Material Contract; (iii) terminate or amend the Stockholders Agreement dated as of February 13, 2004 among the Company and the stockholders party thereto or the Escrow Agreement dated as of February 13, 2004 among the Company, the other entities and persons listed on Annex A thereto and the Escrow Agent thereunder;
(iv) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area; (v) amend or modify the Engagement Letters; (vi) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions; (vii) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement other than in connection with the termination of this Agreement by the Company pursuant to Section 7.1(d)(ii); (viii) take any action to render the restrictive provisions of Sections 110C, 110D and 110F of the Massachusetts Corporation-Related Laws or the Company Rights Agreement inapplicable to any transaction (other than the Transactions) or any Person (other than Parent and Merger Sub) other than in connection with the termination of this Agreement by the Company pursuant to Section 7.1(d)(ii); (ix) except as required by this Agreement or in connection with the termination of this Agreement by the Company pursuant to Section 7.1(d)(ii), amend or modify in any way the Company Rights Agreement; (x) seek or obtain any waiver or modification of Section 6.10 of the Credit Agreement; or (xi) enter into any sales representative or distribution Contract which Contract is with respect to sales outside North America and is not terminable by the Company within one (1) year of the date hereof. Nothing in this Section 5.2(g) shall prevent the Company from taking actions necessary or appropriate in connection with the consummation of the "Hamma Water Desalination S.p.A." transaction as disclosed to Parent in presentations on Friday, November 19, 2004;

            (h) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan (including any plan that would constitute a Company Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (i) as required pursuant to applicable law, (ii) increases in compensation or benefits in accordance with the terms of agreements in effect on the date of this Agreement set forth on Section 5.2(h) of the Company Disclosure Schedule (complete and correct copies of which have been made delivered to Parent by the Company), (iii) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business consistent with past practice and in amounts and in a manner consistent with past practice and (iv) taking any such actions in connection with the hiring of employees (other than officers and key employees) in the ordinary course of business consistent with past practice;

            (i) make, change or revoke any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

            (j) make any changes (other than immaterial changes made in the ordinary course of business) in financial or tax accounting methods, principles, policies or practices (or change an annual accounting period), except insofar as may be required by GAAP or applicable Law or such changes in practices as may be made in connection with the Company's efforts to enhance its and its Subsidiaries' internal controls over financial reporting;

            (k) amend the Company Charter Documents or the Subsidiary Documents;

            (l) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

            (m) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations (i) reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or
(ii) in the ordinary course of business consistent with past practice;

            (n) settle or compromise any litigation, proceeding or investigation in which the Company or any of its Subsidiaries is a defendant that is material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company's agreement set forth in Section 5.9 hereof) other than the class action lawsuit captioned Deckler v. Ionics, Inc., et. al. Case No. 03-CV-10393, United States District Court for the District of Massachusetts, which may be settled in accordance with that certain Memorandum of Understanding dated as of July 29, 2004; or

            (o) agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, which would cause any of the conditions to the Merger set forth in this Agreement not to be satisfied.

            Section 5.3 No Solicitation by the Company; Etc.

            (a) The Company shall, and shall cause its Subsidiaries and the Company's and its Subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to, immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to a Takeover Proposal. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; PROVIDED, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal) and the Board of Directors of the Company determines in good faith that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and with respect to which such Board determines in good faith, after considering applicable provisions of Massachusetts Law and after consulting with and receiving the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under Massachusetts Law, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company in any material respect (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal and (C) enter into the confidentiality agreement contemplated by clause (A) of this proviso. The Company shall take all action necessary to enforce each confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound (in each case, other than any such agreement with Parent). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(a) by the Company, its Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 5.3(a) by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

            (b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than the later of 48 hours or one business day after receipt, if any proposal, offer, inquiry or other contact is initially received by, any information is initially requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to

Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

            (c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (each, a "Company Acquisition Agreement"). Notwithstanding the foregoing or any other provision of this Agreement, (x) the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, if such Board determines in good faith, after reviewing applicable provisions of Massachusetts Law and after consulting with and receiving advice from outside counsel, that the failure to make such withdrawal, modification or recommendation would be inconsistent with its fiduciary duties to the Company's stockholders under Massachusetts Law and (y) if the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal) and that such Board determines in good faith constitutes a Superior Proposal, the Board of Directors of the Company may, in response to such Superior Proposal and within 48 hours after the expiration of the three business day period described below, cause the Company to enter into a definitive agreement with respect to such Superior Proposal but only if the Company shall have concurrently with entering into such definitive agreement terminated this Agreement pursuant to Section 7.1(d)(ii) and prior thereto or concurrently therewith paid the Termination Fee required pursuant to Section 7.3, but in any event only after the third (or, if applicable, second) business day following Parent's receipt of written notice (the "Notice") from the Company advising Parent that the Board of Directors of the Company is prepared to enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement (it being understood that the Company shall be required to deliver a new Notice in respect of any revised Superior Proposal (other than immaterial revisions) from such third party or its Affiliates that the Company proposes to accept (in which event the three business day period shall be reduced to two business days), attaching the most current version of such agreement to such Notice (which version shall be updated on a current basis), and only if, during such three business day period, the Company and its Representatives shall have negotiated in good faith with Parent and Parent's Representatives to make such adjustments in the terms of this Agreement as would enable Parent to proceed with the Transactions on such adjusted terms and, at the end of such three (or, if applicable, two) business day period, after taking into account any such adjusted terms as may have been proposed by Parent in writing (and not withdrawn) since its receipt of such Notice, the Board of Directors of the Company has again in good faith made the determination referred to above in this clause (y).

            (d) For purposes of this Agreement:

            "Takeover Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Company's consolidated assets or to which 15% or more of the Company's consolidated revenues on a consolidated basis for the then preceding four completed and publicly reported calendar quarters are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

            "Superior Proposal" means a Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of national reputation) to be more favorable to the Company's stockholders from a financial point of view than the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing (and not withdrawn) and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

            (e) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board of Directors determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; PROVIDED, HOWEVER, that if such disclosure has the effect of withdrawing or modifying the Company Board Recommendation in a manner adverse to Parent or the approval of this Agreement by the Board of Directors of the Company, Parent shall have the right to terminate this Agreement to the extent set forth in Section 7.1(c)(iii) of this Agreement; PROVIDED FURTHER, HOWEVER, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c).

            Section 5.4 Further Action; Reasonable Best Efforts.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, each party shall: (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; (ii) make any additional filings required by any applicable Competition Law and take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Competition Laws, and comply with applicable Foreign Antitrust Laws, as promptly as practicable; and (iii) subject to applicable Laws relating to access to and the exchange of information, use its reasonable best efforts to (A) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any Competition Law; (B) keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party under any Competition Laws, in each case regarding any of the Transactions; and (C) permit the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences.

            (b) In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), but subject to Section 5.4(c), in the event that any legal, administrative, arbitral or other proceeding, claim, suit or action is instituted (or threatened to be instituted) by a Governmental Authority or private party under any Competition Laws challenging any of the Transactions or in the event that any Governmental Authority shall otherwise object to any of the Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts:
(A) to vigorously defend, contest and resist any such proceeding, claim, suit, action or challenge; (B) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; and (C) to resolve objections.

            (c) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit:
(i) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent's ability to retain, the Company or any businesses, product lines or assets of the Company, or (ii) Parent's or its Subsidiaries' or Affiliates' ability to retain, own or operate any portion of the businesses, product lines or assets of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of Parent or its Subsidiaries or Affiliates or the Company or its Subsidiaries.

            (d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has up to then complied in all material respects with its obligations under this
Section 5.4.

            (e) The Company shall not take any action that would result in any state takeover statute or similar Law becoming applicable to any of the Transactions. If any state takeover statute or similar Law becomes applicable to any of the Transactions, Parent, Merger Sub and the Company shall use reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

            (f) The Company has initiated a process to be in compliance with
Section 404 of the SOxA and shall continue in good faith its current efforts with respect thereto.

            (g) For purposes hereof, "Competition Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

            Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (i) as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party) or (ii) for press releases or announcements to be issued with respect to actions taken by the Company or its Board of Directors as permitted by and in accordance with Section 5.3.

            Section 5.6 Access to Information; Confidentiality.

            (a) Subject to applicable Laws relating to the exchange of information (including applicable Competition Laws) and the Procedures Letter, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent's Representatives reasonable access after providing reasonable prior written notice, during normal business hours to all of the Company's and its Subsidiaries' properties, assets, books, Contracts, commitments, electronic and physical records, correspondence (including electronic correspondence), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish (or otherwise make available, including through the SEC EDGAR system) promptly to Parent (i) a copy of each report, schedule and other document (A) filed, furnished or received by it or any of its Subsidiaries pursuant to the requirements of Federal or state securities Laws or (B) filed or furnished by it or any of its Subsidiaries with any Governmental Authority with respect to compliance with applicable Laws and
(ii) all other information concerning its and its Subsidiaries' business, properties and personnel as Parent may reasonably request; PROVIDED, HOWEVER, that nothing in this Agreement shall require the Company or any of its Subsidiaries to provide access to any item that contains confidential information the Company is obligated to any third party to maintain the confidentiality of.

            (b) Except for disclosures permitted by the terms of the Reciprocal Confidentiality Agreement, dated as of July 2, 2004, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), Parent and Parent's Representatives shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement.

            (c) From the date hereof through the eighteen month anniversary of the date of the termination of this Agreement, Parent shall not, and shall cause its Subsidiaries and Affiliates not to, without the Company's prior written consent, solicit for employment any of the employees of the Company or any of its Subsidiaries in the functional areas set forth on Section 5.6(c) of the Company Disclosure Schedule; PROVIDED, HOWEVER, that the foregoing shall not restrict Parent or any of its Subsidiaries or Affiliates from any general solicitation (including through the use of employment search firms) that is not targeted at such persons.

            (d) As promptly as practicable (and in any event within 30 days) following the date hereof, the Company shall deliver to Parent a list, and true and correct copies, of all partnership and joint venture agreements to which the Company or any of its Subsidiaries is a party.

            (e) No investigation by Parent or its representatives or advisors prior to or after the date of this Agreement shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise affect Parent's rights under Articles I, VI and VII of this Agreement.

            Section 5.7 Notification of Certain Matters.

            (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement to be untrue such that the conditions set forth in Section 6.2(a) or 6.3(a) would not be satisfied and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.7 shall not (x) be considered an admission that any representation or warranty is untrue for purposes of Article VI or Article VII,
(y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice; PROVIDED, FURTHER, that the failure to deliver any notice pursuant to this
Section 5.7 shall not be considered in determining whether the condition set forth in Section 6.2(b) or 6.3(b) has been satisfied or the related termination right in Article VII is available except to the extent that a party hereto is actually prejudiced by such failure to give notice. The Company shall give prompt notice to Parent when the Hamma Water Desalination S.p.A. Joint Venture has been entered into, and shall provide Parent with copies of all relevant Contracts and correspondence related thereto.

            (b) The Company shall give prompt notice to Parent if (i) the Company, any of its Subsidiaries or any of their respective directors or officers, or to the Company's Knowledge, any of their employees, auditors or accountants receives or otherwise obtains knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, reports evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company or (iii) the Company, any of its Subsidiaries, any of their respective Affiliates or, to the knowledge of the Company, any of the Joint Ventures commences any internal investigation or determines to make or makes a voluntary disclosure to any Governmental Authority.

            Section 5.8 Indemnification and Insurance.

            (a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by (A) the Company Charter Documents as in effect on the date of this Agreement, (B) any applicable contract as in effect on the date of this Agreement and (C) applicable Law; PROVIDED, HOWEVER, that the Surviving Corporation shall not be required to indemnify any Indemnitee for such Indemnitee's criminal conduct, fraud, or responsibility for breach of this Agreement.

            (b) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees (as defined to mean those persons currently insured under the Company's directors' and officers' insurance and indemnification policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the annual premium currently paid by the Company for such insurance, PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

            (c) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

            (d) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall succeed to the obligations set forth in this Section 5.8.

            Section 5.9 Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent's prior consent (which consent shall not be unreasonably withheld or delayed).

            Section 5.10 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement, the Voting Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, except expenses incurred in connection with the filing fee under the HSR Act and any other filing required to be made pursuant to any Competition Laws shall be borne entirely by Parent.

            Section 5.11 Employee Benefits.

            (a) For a period of at least one year following the Effective Time (such period of time, the "Protected Period"), Parent shall cause the Surviving Corporation or any of its Affiliates to provide to employees of the Company and its Subsidiaries pay (which shall include rates of base salary or wages and annual bonus opportunities), and benefits which are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to the employees of the Company and its Subsidiaries on the date hereof. For purposes of the preceding sentence, all restricted stock, stock option, stock purchase and similar awards shall be disregarded.

            (b) Employees of the Company and its Subsidiaries as of the Closing shall also be provided credit for all service with the Company and its subsidiaries, to the same extent as such service was credited for such purpose by the Company and its Subsidiaries for such employees, under (i) all employee benefit plans, programs, policies and fringe benefits arrangements to be provided to such employees for purposes of eligibility and vesting, (ii) severance plans, programs and policies to be provided to such employees for purposes of calculating the amount of each such employee's severance benefits and (iii) vacation and sick leave plans, programs and policies for purposes of calculating the amount of each such employee's vacation and sick leave. With respect to each employee benefit plan, program or policy of Parent or its Subsidiaries that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA) in which current employees of the Company or its Subsidiaries participate following the Effective Time, Parent or its Subsidiaries shall cause there to be waived any pre-existing condition limitations.

            (c) Parent shall, or shall cause the Surviving Corporation to, assume and either shall, or shall cause the Surviving Corporation to, discharge the obligations under each employment or severance agreement listed in Section 3.11(a) of the Company Disclosure Schedule.

            (d) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.11 shall impede or limit Parent, Merger Sub, the Company, the Surviving Corporation or any of their Affiliates from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law.

            Section 5.12 Environmental Matters. The Company shall, and shall cause each of its Subsidiaries to, subject to the Procedures Letter:

            (a) complete an Environmental Health and Safety ("EHS") questionnaire provided by Parent with respect to each warehouse facility owned or leased by the Company or its Subsidiaries, and permit Parent and/or Parent's environmental consultant to conduct a "walk through" of a representative sample of such warehouses to be mutually agreed;

            (b) permit Parent and/or its designated environmental consultant to complete a high-level EHS compliance assessment at each manufacturing facility owned or leased by the Company or its Subsidiaries;

            (c) permit Parent and/or its designated environmental consultant to complete a high-level compliance assessment at each Joint Venture or build-own-operate facility in which the Company or its Subsidiary owns 50% or more of such Joint Venture or build-own-operate facility;

            (d) permit Parent and/or its designated environmental consultant to conduct a "walk through" of each Joint Venture or build-own-operate facility in which the Company or its Subsidiary owns less than 50% of such Joint Venture or build-own-operate facility; and

            (e) permit Parent and/or its designated environmental consultant to conduct a "walk through" of a representative sample of facilities (to be mutually agreed) serviced by the Company or its Subsidiary pursuant to a management services agreement.

            Section 5.13 Voting Agreement. The Company shall not register the transfer of any Certificate representing any Stockholder Shares (as defined in the Voting Agreement) made or attempted to be made in violation of the Voting Agreement.

                                   ARTICLE VI

                              Conditions Precedent
                              --------------------

            Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable
Law) on or prior to the Closing Date of the following conditions:

            (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

            (b) Antitrust. The waiting period (and any extension thereof by the government or by the parties agreeing not to close) applicable to the Merger under the HSR Act shall have expired or shall have been terminated and the applicable filings, approvals or expiration or termination of any applicable waiting periods under Foreign Antitrust Laws in jurisdictions in which such filings, approvals or expiration or termination are required by Law to be made, obtained or expired, or terminated prior to the Closing, shall have been made, obtained or expired, or terminated; and

            (c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

            Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or Company Material Adverse Effect qualification other than such qualifications set forth in Sections 3.5(a), 3.5(b), 3.5(c), 3.5(e), 3.9 and 3.13(a), the first sentence of Section 3.6 and when used in the definition of, or to modify, the terms Permits and "Material Contract") shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date except (i) to the extent such representations and warranties expressly relate to a specified date, in which case representations and warranties shall have been true and correct, subject to the qualification set forth in the following clause (ii), as of such specified date, and (ii) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; PROVIDED, HOWEVER, that the representations and warranties made in Section 3.2(a) shall be true and correct except for immaterial inaccuracies as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties made in Section 3.2(a) expressly relate to an earlier date, in which case as of such earlier date;

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

            (c) Officer's Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b);

            (d) Company Material Adverse Effect. Since the date of this Agreement, there shall have been no change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

            (e) No Litigation. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority in which a Governmental Authority is a party, nor shall there be any Restraint in effect, that would or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common

Stock by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation, or (iii) result in a Governmental Investigation or in Governmental Damages being imposed on Parent or the Surviving Corporation or any of their respective Affiliates;

            (f) Appraisal Rights. Appraisal rights shall not have been exercised and notice of the intention to exercise such rights shall not have been given in accordance with the provisions of Section 13.02 of the MBCA by the stockholders of the Company with respect to more than five percent (5%) of the issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time; and

            (g) Sarbanes-Oxley Certifications. With respect to any applicable reports of the Company filed with the SEC after the date of this Agreement, neither the chief executive officer nor the chief financial officer of the Company shall have failed to provide the necessary certifications (i) as and in the form required under Section 302 of SOxA and (ii) as required under Section 906 of SOxA and in the form previously filed by the Company.

            Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality or Parent Material Adverse Effect qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

            (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

(c) Officer's Certificate. The Company shall have received a certificate, signed by a duly authorized representative of Parent, certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

            Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in
Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.

                                  ARTICLE VII

                                   Termination
                                   -----------

            Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

            (a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

            (b) by either of the Company or Parent:

                  (i) if the Merger shall not have been consummated on or before August 1, 2005 (the "Outside Date"), PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to such party's breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

                  (ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to such party's breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

                  (iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

            (c) by Parent:

                  (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied (a "Terminating Company Breach"); PROVIDED, HOWEVER, that if such Terminating Company Breach is curable by the Company by the Outside Date through the exercise of reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 7.1(c)(i);

                  (ii) if any Restraint having the effect of granting or implementing any relief referred to Section 6.2(e) shall be in effect and shall have become final and nonappealable;

                  (iii) if (x) the Company enters into a Company Acquisition Agreement or (y) the Board of Directors of the Company or any committee thereof (A) shall have withdrawn or modified, in a manner adverse to Parent, the Company Board Recommendation or its approval of any of the Transactions, (B) shall have approved or recommended to the stockholders of the Company a Takeover Proposal or (C) shall not have rejected any bona fide written or publicly announced offer for a Takeover Proposal within ten (10) days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance of a tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer); or

            (d) by the Company:

                  (i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied (a "Terminating Parent Breach"); PROVIDED, HOWEVER, that if such Terminating Parent Breach is curable by Parent or Merger Sub by the Outside Date through the exercise of reasonable best efforts and for so long as Parent or Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(d)(i); or

                  (ii) if (A) the Company has not breached Section 5.3 (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal), (B) the Company Stockholder Approval has not been obtained (other than as a result of the breach of this Agreement by the Company) and (C) concurrently the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3; PROVIDED that prior thereto or concurrently therewith the Company shall have paid or caused to be paid the Termination Fee to Parent in accordance with Section 7.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee shall have been paid to Parent).

            Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Sections 3.19 and 4.7, the last sentence of Section 5.6(a), Sections 5.10, 7.2 and 7.3, and
Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement or willful misrepresentation herein.

            Section 7.3 Termination Fee.

            (a) In the event that (A)(x) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) (and at the time of such termination a vote to obtain the Company Stockholder Approval has not been held) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i), (y) prior to such termination, any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, Affiliates and Representatives (on behalf of Parent), shall have made a Takeover Proposal or shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and (z) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within twelve (12) months of the date this Agreement is terminated, (B) this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii) or (C) this Agreement is terminated by the Company pursuant to
Section 7.1(d)(ii), then in any such event under clause (A), (B) or (C) of this
Section 7.3(a), the Company shall pay to Parent a termination fee of $33,000,000 in cash (the "Termination Fee").

            (b) Any payment required to be made pursuant to clause (A) of
Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal; any payment required to be made pursuant to clause (B) of Section 7.3(a) shall be made to Parent promptly following (and in any event not later than two business days after) termination of this Agreement by Parent pursuant to Section 7.1(c)(iii); and any payment required to be made pursuant to clause (C) of Section 7.3(a) shall be made to Parent prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company pursuant to Section 7.1
(d)(ii). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

            (c) In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank's Prime Lending Rate. In addition, if the Company shall fail to pay such fee when due, the Company shall also pay to Parent all of Parent's costs and expenses (including attorneys' fees) in connection with efforts to collect such fee. The Company acknowledges that the fee and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.

                                  ARTICLE VIII

                                  Miscellaneous
                                  -------------

            Section 8.1 Nonsurvival of Representations and Warranties. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or Representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.9, 5.10 and 5.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 3.19, 4.7, 5.6(b), 5.10, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

            Section 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; PROVIDED, HOWEVER, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

            Section 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto,
(b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

            Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

            Section 8.5 Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

            Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule, the Procedures Letter and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

            Section 8.7 Governing Law; Waiver of Jury Trial.

            (a) This Agreement and the Procedures Letter shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State, except to the extent the MBCA is applicable hereto.

            (b) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

            Section 8.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

            It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the City of New York or, if jurisdiction in the federal courts is not available, in any New York state court sitting in the City of New York, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

            Section 8.9 Consent to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement or any of the Transactions shall be heard and determined in any federal or, if jurisdiction in the federal courts is not available, state court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consent to jurisdiction set forth in this paragraph shall not constitute general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

            Section 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

                  If to Parent or Merger Sub, to:

                           GE Infrastructure
                           187 Danbury Road
                           Wilton, CT  06897
                           Attention:  General Counsel
                           Facsimile:  (203) 761-1924

                  with copies (which shall not constitute notice) to:

                           General Electric Company
                           3135 Easton Turnpike
                           Fairfield, CT  06431
                           Attention:  Senior Counsel, Transactions
                           Facsimile:  (203) 373-3008

                           and

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, NY 10153
                           Attention:  Howard Chatzinoff, Esq.
                           Facsimile:  (212) 310-8007

                  If to the Company, to:

                           Ionics, Incorporated
                           65 Grove Street
                           Watertown, MA  02472
                           Attention:  Chief Executive Officer
                           Facsimile:  (617) 926-3760

                  with copies (which shall not constitute notice) to:

                           Ionics, Incorporated
                           65 Grove Street
                           Watertown, MA  02472
                           Attention:  General Counsel
                           Facsimile:  (617) 926-3760

                           and

                           Testa, Hurwitz & Thibeault, LLP
                           125 High Street
                           Boston, MA 02110
                           Attention:  Mark H. Burnett, Esq.
                                       Kathy A. Fields, Esq.
                           Facsimile:  (617) 248-7100

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

            Section 8.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

            Section 8.12 Definitions.

            (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

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

            "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

            "BOO/MSA" shall mean a build-own-operate or operation and maintenance agreement.

            "business day" shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

            "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "Company Stock Plans" shall mean the following plans of the Company:
(i) the Amended and Restated 1997 Stock Incentive Plan; (ii) the 2003 Non-Employee Directors Stock Option Plan; (iii) the 1986 Stock Option Plan for Non-Employee Directors; and (iv) the 1979 Stock Option Plan.

            "Designated BOO/MSA" shall mean a BOO/MSA where the aggregate amount of revenue expected to be received from such BOO/MSA under the remaining life of the Contract exceeds $10 million.

            "GAAP" shall mean generally accepted accounting principles in the United States.

            "Governmental Authority" means any United States, non-United States or multi-national government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated),
(ii) any non-United States or multi-national government or governmental authority or any political subdivision thereof, (iii) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (iv) any self-regulatory organization, or (v) any official of any of the foregoing.

            "Governmental Damages" shall mean (i) any penalties or fines paid or payable to a Governmental Authority, or (ii) any restitution paid or payable to a third party, in the case of each of clauses (i) and (ii), resulting from the
(x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of NOLO CONTENDRE) of the Company or any of its Subsidiaries of a crime or (y) settlement with a

Governmental Authority for the purpose of closing a Governmental Investigation; provided, however, that any de minimis penalties, fines or payments shall not be deemed to be Governmental Damages.

            "Governmental Investigation" shall mean an investigation by a Governmental Authority for the purpose of imposing criminal sanctions.

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Intellectual Property" of any Person shall mean all intellectual property rights arising from or in respect of the following, whether protected, created or arising under any Law, including: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, "Patents"); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, "Marks"); (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, "Copyrights"); (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, "Trade Secrets"); and (v) all Software.

            "Intellectual Property License" shall mean any grant to a Person of any right to use any Intellectual Property.

            "Joint Ventures" shall mean the joint ventures formed pursuant to the Contracts listed on Schedule 3.13(a) under the heading "Joint Venture Agreements" plus Hamma Water Desalination S.p.A.

            "Knowledge" shall mean, (i) in the case of any Person other than the Company or its Subsidiaries that is not an individual, with respect to any matter in question, the actual knowledge after due inquiry of such Person's executive officers and all other officers and managers having responsibility relating to the applicable matter and (ii) in the case of the Company or its Subsidiaries, the actual knowledge, after reasonable inquiry within the scope of their respective business responsibilities (which shall not require inquiry of persons other than the persons hereinafter named in this definition), of Douglas Brown, Edward Cichon, Anthony DiPaola, J. Kevin Duffy, Lyman B. Dickerson, John Curtis, Daniel Kuzmak, Stephen Korn, Kenneth Schmidt, Ark Pang, Gary Podrabsky, Theodore Papastavros and Roger Taylor. Notwithstanding the foregoing, with respect to Joint Ventures, the Company's Knowledge shall mean the actual knowledge of the individuals listed in clause (ii) above.

            "Options" shall mean options representing the right to acquire shares of Company Common Stock.

            "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

            "Procedures Letter" shall mean the letter, dated the date hereof, from Parent to the Company.

            "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

            "Subsidiary" when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. Notwithstanding the foregoing, for all purposes hereunder the definition of Subsidiary with respect to the Company shall specifically exclude the Desalination Company of Trinidad and Tobago Limited (except, with respect to references to the Company's consolidated financial statements as of times, and for periods, ending, after January 1, 2004, to the extent its operations, assets, liabilities and minority interests have been consolidated in the Company's financial statements since January 1,
2004).

            "Technology" shall mean, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

            "Transactions" refers collectively to this Agreement and the transactions contemplated hereby, including the Merger, and the Voting Agreement and the transactions contemplated thereby.

The following terms are defined on the page of this Agreement set forth after such term below:

Agreement..........................1        FTC...............................38
Articles of Merger.................2        Improper Payment Laws.............14
Balance Sheet Date................13        Indemnitees.......................42
Bankruptcy and Equity Exception....9        Intellectual Property Rights......25
Certificate........................3        Joint Venture Agreements..........24
Closing............................1        Laws..............................14
Closing Date.......................2        Liens..............................8
COBRA.............................19        Loss Contract.....................24
Company............................1        Material Contract.................24
Company Acquisition Agreement.....36        MBCA...............................1
Company Board Recommendation......10        Merger.............................1
Company Charter Documents..........8        Merger Consideration...............3
Company Common Stock...............3        Merger Sub.........................1
Company Disclosure Schedule........6        Multiemployer Plan................17
Company Material Adverse Effect....7        Notice............................36
Company Plans.....................17        Outside Date......................47
Company Rights Agreement..........28        Parent.............................1
Company SEC Documents.............11        Parent Material Adverse Effect....29
Company Stockholder Approval......10        Paying Agent.......................3
Company Stockholders Meeting......30        Payment Fund.......................3
Competition Laws..................39        PBGC..............................19
Confidentiality Agreement.........40        Permits...........................14
Contract..........................10        Policies..........................27
Credit Agreement...................8        Protection Period.................43
D&O Insurance.....................42        Proxy Statement...................10
DOJ...............................38        Representatives...................34
Effective Time.....................2        Restraints........................45
EHS...............................44        SEC...............................10
Employees.........................17        Securities Act.....................8
Engagement Letters................27        SOxA..............................12
Environmental Permits.............21        Subsidiary Documents...............8
ERISA.............................16        Superior Proposal.................37
ERISA Affiliates..................18        Surviving Corporation..............1
Exchange Act......................10        Takeover Proposal.................37
Export Control Requirements.......14        Tax Returns.......................16
Fairness Opinions.................27        Taxes.............................16
FCPA..............................14        Terminating Company Breach........47
Filed Company SEC Documents.......12        Terminating Parent Breach.........48
Financial Control Weakness........12        Termination Fee...................49
Foreign Antitrust Laws............10        Voting Agreement...................1

WARN..............................20


            Section 8.13 Interpretation.

            (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

            (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.



                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                GENERAL ELECTRIC COMPANY



                                By:    /s/ William A. Woodburn
                                   ---------------------------------------------
                                     Name:   William A. Woodburn
                                     Title:  President and CEO,
                                             GE Infrastructure



                                IONICS, INCORPORATED



                                By:    /s/ Douglas R. Brown
                                   ---------------------------------------------
                                     Name:   Douglas R. Brown
                                     Title:  Chief Executive Officer



                                TRITON ACQUISITION CORP.



                                By:   /s/ Derek Feng
                                   ---------------------------------------------
                                     Name:   Derek Feng
                                     Title:  Vice President



Schedules and Exhibits Omitted in Accordance With Item 601(b)(2) of Regulation S-K.

Procedures Letter

Ionics will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request, provided however that Ionics may request confidential treatment pursuant to Rule 24-2 of the Exchange Act for any schedule or exhibit so furnished.

                                                                  EXECUTION COPY







================================================================================



                          AGREEMENT AND PLAN OF MERGER

                          Dated as of November 24, 2004

                                      among

                            GENERAL ELECTRIC COMPANY,

                            TRITON ACQUISITION CORP.

                                       and

                              IONICS, INCORPORATED


================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I      The Merger......................................................1

    Section 1.1      The Merger................................................1

    Section 1.2      Closing...................................................1

    Section 1.3      Effective Time............................................2

    Section 1.4      Effects of the Merger.....................................2

    Section 1.5      Articles of Organization and By-laws of the Surviving
                     Corporation...............................................2

    Section 1.6      Directors of the Surviving Corporation....................2

    Section 1.7      Officers of the Surviving Corporation.....................2

ARTICLE II Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Company Stock
               Options.........................................................3

    Section 2.1      Effect on Capital Stock...................................3

    Section 2.2      Surrender of Certificates.................................3

    Section 2.3      Company Stock Options.....................................5

    Section 2.4      Withholding Taxes.........................................6

    Section 2.5      Adjustments...............................................6

ARTICLE III    Representations and Warranties of the Company...................6

    Section 3.1      Organization, Standing and Corporate Power................6

    Section 3.2      Capitalization............................................8

    Section 3.3      Authority; Noncontravention; Voting Requirements..........9

    Section 3.4      Governmental Approvals...................................10

    Section 3.5      Company SEC Documents; Undisclosed Liabilities...........11

    Section 3.6      Absence of Certain Changes or Events.....................13

    Section 3.7      Legal Proceedings........................................13

    Section 3.8      Compliance With Laws; Permits............................14

    Section 3.9      Information in Proxy Statement...........................15

    Section 3.10     Tax Matters..............................................15

    Section 3.11     Employee Benefits and Labor Matters......................16

    Section 3.12     Environmental Matters....................................20

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE

    Section 3.13     Contracts................................................23

    Section 3.14     Government Contracts.....................................25

    Section 3.15     Title to Properties......................................25

    Section 3.16     Intellectual Property....................................25

    Section 3.17     Insurance................................................27

    Section 3.18     Opinion of Financial Advisor.............................27

    Section 3.19     Brokers and Other Advisors...............................27

    Section 3.20     State Takeover Statutes..................................27

    Section 3.21     Company Rights Plan......................................27

ARTICLE IV     Representations and Warranties of Parent and Merger Sub........28

    Section 4.1      Organization, Standing and Corporate Power...............28

    Section 4.2      Authority; Noncontravention..............................28

    Section 4.3      Governmental Approvals...................................29

    Section 4.4      Information Supplied.....................................29

    Section 4.5      Ownership and Operations of Merger Sub...................29

    Section 4.6      Financing................................................29

    Section 4.7      Brokers and Other Advisors...............................29

ARTICLE V      Covenants and Agreements.......................................30

    Section 5.1      Preparation of the Proxy Statement; Stockholder Meeting..30

    Section 5.2      Conduct of Business of the Company.......................31

    Section 5.3      No Solicitation by the Company; Etc......................34

    Section 5.4      Further Action; Reasonable Best Efforts..................38

    Section 5.5      Public Announcements.....................................39

    Section 5.6      Access to Information; Confidentiality...................40

    Section 5.7      Notification of Certain Matters..........................41

    Section 5.8      Indemnification and Insurance............................42

    Section 5.9      Securityholder Litigation................................42

    Section 5.10     Fees and Expenses........................................43

    Section 5.11     Employee Benefits........................................43

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE

    Section 5.12     Environmental Matters....................................43

    Section 5.13     Voting Agreement.........................................44

ARTICLE VI     Conditions Precedent...........................................44

    Section 6.1      Conditions to Each Party's Obligation to Effect the
                     Merger...................................................44

    Section 6.2      Conditions to Obligations of Parent and Merger Sub.......45

    Section 6.3      Conditions to Obligation of the Company..................46

    Section 6.4      Frustration of Closing Conditions........................46

ARTICLE VII    Termination....................................................47

    Section 7.1      Termination..............................................47

    Section 7.2      Effect of Termination....................................48

    Section 7.3      Termination Fee..........................................49

ARTICLE VIII          Miscellaneous...........................................50

    Section 8.1      Nonsurvival of Representations and Warranties............50

    Section 8.2      Amendment or Supplement..................................50

    Section 8.3      Extension of Time, Waiver, Etc...........................50

    Section 8.4      Assignment...............................................50

    Section 8.5      Counterparts; Facsimile; Electronic Transmission.........51

    Section 8.6      Entire Agreement; No Third-Party Beneficiaries...........51

    Section 8.7      Governing Law; Waiver of Jury Trial......................51

    Section 8.8      Specific Enforcement.....................................51

    Section 8.9      Consent to Jurisdiction..................................52

    Section 8.10     Notices..................................................52

    Section 8.11     Severability.............................................53

    Section 8.12     Definitions..............................................53

    Section 8.13     Interpretation...........................................58